UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2015 (August 17, 2015)

Helix Energy Solutions Group, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-32936 (Commission File Number)	95-3409686 (IRS Employer Identification No.)

3505 West Sam Houston Parkway North, Suite 400 Houston, Texas (Address of principal executive offices)		77043 (Zip Code)
281-618-0400 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Effective August 17, 2015, Helix entered into a Severance Agreement with Erik Staffeldt, Helix’s Vice President - Finance and Accounting. The form of the Severance Agreement was approved by the Compensation Committee of Helix’s Board of Directors. The following is a brief summary of the material terms of the Severance Agreement.
In the event Mr. Staffeldt’s employment is terminated by the Company without “Cause” or he terminates his employment for “Good Reason” (as such terms are defined in the Severance Agreement), Helix shall pay Mr. Staffeldt an amount equal to one times his base annual salary (which is currently $245,000), any unpaid amount with respect to his previous year’s bonus, and a bonus for the year of termination calculated on the same basis as bonus payouts for the employee participants in the relevant plan are calculated and at the same time as bonus payouts are made to employee participants.
The Severance Agreement has a two-year term and will automatically renew for successive two-year terms unless Helix or Mr. Staffeldt elects to terminate the agreement by giving 90 days advance notice prior to the end of the current term.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits.

Number	Description

10.1	Severance Agreement by and between Helix Energy Solutions Group, Inc. and Erik Staffeldt dated August 17, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    August 18, 2015

HELIX ENERGY SOLUTIONS GROUP, INC.

By:	/s/ Alisa B. Johnson
Alisa B. Johnson
Executive Vice President and General Counsel

Index to Exhibits

Number	Description

10.1	Severance Agreement by and between Helix Energy Solutions Group, Inc. and Erik Staffeldt dated August 17, 2015.